Exhibit 2

INVESTOR RIGHTS AGREEMENT

dated as of December 27, 2019

by and among

Myovant Sciences Ltd.,

Sumitovant Biopharma Ltd.

and

Sumitomo Dainippon Pharma Co., Ltd.

-i-

TABLE OF CONTENTS

(continued)

-ii-

INVESTOR RIGHTS AGREEMENT

THIS INVESTOR RIGHTS AGREEMENT (this “Agreement”) is made as of December 27, 2019 (the “Effective Time”), by and among Myovant Sciences Ltd., an exempted limited company incorporated under the laws of Bermuda (the “Company”), Sumitovant Biopharma Ltd., a Bermuda exempted company limited by shares (“Sumitovant Bio”) and Sumitomo Dainippon Pharma Co., Ltd., a company organized under the laws of Japan (“Sumitomo”).

RECITALS

WHEREAS, pursuant to a Transaction Agreement, dated as of October 31, 2019, by and among Roivant Sciences Ltd. (“Roivant”), Sumitomo, Sumitovant Bio (f/k/a Vant Alliance Ltd.) and certain subsidiaries of Roivant, Roivant has, among other things, contributed all of the issued and outstanding common shares of the Company, par value US$0.000017727 per share (the “Common Shares”), owned by it to Sumitovant Bio and, subsequent to such contribution, Sumitomo has acquired all of the issued and outstanding common shares of Sumitovant Bio;

WHEREAS, the Board has validly and unanimously approved the Bye-Laws (as defined below), and filed a preliminary information statement relating to the approval of the Bye-Laws (the “Preliminary Statement”) by the holder of greater than a majority of the Total Current Voting Power (as defined herein), and set a record date of December 30, 2019 for determining shareholders entitled to receive the definitive information statement relating thereto when filed; and

WHEREAS, the Company, Sumitovant Bio, and Sumitomo wish to set forth in this Agreement certain terms and conditions regarding the rights of Sumitovant Bio to cause the Company to register its Common Shares, the composition of the Board and committees thereof, and certain other matters as set forth in this Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual covenants and promises contained in this Agreement and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Definitions. For purposes of this Agreement:

“13D Group” means any group of persons formed for the purpose of acquiring, holding, voting or disposing of Voting Shares which would be required under Section 13(d) of the Exchange Act, and the rules and regulations promulgated thereunder, to file a statement on Schedule 13D pursuant to Rule 13d-1(a) or a Schedule 13G pursuant to Rule 13d-1(c) with the SEC as a “person” within the meaning of Section 13(d)(3) of the Exchange Act if such group beneficially owned Voting Shares representing more than 5% of any class of Voting Shares then outstanding.

“Acquisition Transaction” means (i) the acquisition by the Sumitomo Group of Beneficial Ownership of an aggregate percentage of Total Current Voting Power in excess of the Standstill Limit; provided that any increase in the percentage of Total Current Voting Power of the Company Beneficially Owned by the Sumitomo Group as a result of a recapitalization or a reduction of the outstanding Common Shares or other equity securities of the Company will not be deemed an Acquisition Transaction or a violation of the Standstill Limit; or (ii) the acquisition of all or substantially all of the Company’s assets by the Sumitomo Group.

“Affiliate” means, with respect to any specified Person, any other Person who directly or indirectly controls, is controlled by, or is under common control with such Person; provided, however, that, for purposes of this Agreement, unless expressly indicated otherwise (i) neither the Company nor any of its Subsidiaries will be deemed to be an Affiliate of Sumitovant Bio, Sumitomo or any other member of the Sumitomo Group and (ii) neither Sumitomo, nor any of its Subsidiaries or any other member of the Sumitomo Group will be deemed an Affiliate of the Company.

“Agreement” has the meaning set forth in the preamble.

“Antitrust Laws” means the Sherman Act of 1890, as amended; the Clayton Act of 1914, as amended; the Federal Trade Commission Act of 1914, as amended; the HSR Act, and all other federal, state, foreign or supranational statutes, orders, decrees, administrative and judicial doctrines and other Laws in effect from time to time that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.

“Audit Committee Approval” has the meaning set forth in the Bye-Laws.

“Beneficial Ownership,” “Beneficially Owned” and “Beneficially Owns” have the meanings specified in Rule 13d-3 promulgated under the Exchange Act.

“Board” means the Board of Directors of the Company.

“Business Acquisition Transaction” has the meaning set forth in Section 6.3(a).

“Business Day” means any day, other than Saturday, Sunday or any day that is a legal holiday under the laws of the State of California or of Japan or is a day on which banking institutions in the State of California or in Japan are authorized or required by law or other governmental action to close.

“Bye-Laws” means the Fifth Amended and Restated Bye-Laws of the Company, as approved by the Board on December 22, 2019 and in the form attached to the information statement on Schedule 14C filed with the SEC on December 23, 2019.

“Bye-Law Effective Time” means the time at which the Bye-Laws fully effective under all applicable Laws, including the Bermuda Companies Act and the Exchange Act.

“Common Shares” has the meaning set forth in the recitals.

“Company” has the meaning set forth in the preamble.

“Company Acquisition Issuance Notice” has the meaning set forth in Section 6.3(a).

“Company Consolidation Package” has the meaning set forth in Section 3.1.

“Company Financing Issuance Notice” has the meaning set forth in Section 6.2(b).

“Company Other Issuance Notice” has the meaning set forth in Section 6.4.

“Control,” including the terms “controlling,” “controlled by” and “under common control with,” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting shares, by contract or otherwise.

“Convertible Securities” means any securities of the Company that are or by their terms will be convertible into, exchangeable for or otherwise exercisable to acquire Voting Shares of the Company, including convertible securities, warrants, rights or options to purchase Voting Shares of the Company, whether or not then in the money.

“Damages” means any loss, damage, claim or liability (joint or several) to which a party hereto may become subject under the Securities Act, the Exchange Act, or other federal or state law, insofar as such loss, damage, claim or liability (or any action in respect thereof) arises out of or is based upon (i) any untrue statement or alleged untrue statement of a material fact contained in any registration statement of the Company, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto; (ii) an omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein not misleading; or (iii) any violation or alleged violation by the indemnifying party (or any of its agents or Affiliates) of the Securities Act, the Exchange Act, any state securities law, or any rule or regulation promulgated under the Securities Act, the Exchange Act, or any state securities law.

“Demand Notice” has the meaning set forth in Section 2.1(a).

“Direct Purchase Securities” has the meaning set forth in Section 6.2(c).

“Disinterested Shareholder” means any shareholder of the Company who is not an Entity that is a member of the Sumitomo Group.

“Effective Time” has the meaning set forth in the preamble.

“Entity” means any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), branch office, firm or other enterprise, association, organization or entity.

“Excess Share Ownership Notice” has the meaning set forth in Section 5.3.

“Excess Share Repurchase Notice” has the meaning set forth in Section 5.3(a).

“Excess Shares” has the meaning set forth in Section 5.2(a).

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Excluded Registration” means (i) a registration relating to the sale of securities to employees of the Company or its Subsidiaries pursuant to an equity option, equity purchase, or similar plan; (ii) a registration relating to an SEC Rule 145 transaction; or (iii) a registration on any form that does not include substantially the same information as would be required to be included in a registration statement covering the sale of the Registrable Securities.

“Exempt Excess Shares” has the meaning set forth in Section 5.2(c).

“Fair Market Value” means, with respect to the securities of any Person as of any date of determination, the average of the closing sale prices of such securities of such Person during the 20 trading days immediately preceding such date of determination on the principal U.S. or foreign securities exchange on which such securities of such Person is listed or, if such securities are not listed or primarily traded on any such exchange, the average of the closing sale prices or, in the absence of a closing sale price, the closing bid quotations, of such security during the 20 trading day period preceding such date of determination on any quotation system then in use; provided that, all such closing sales prices or, in the absence of a closing sale price, closing bid quotations, will be appropriately adjusted to take into account the effect of any dividends, stock splits, recapitalization, spin-offs or similar transactions that affect such closing sale prices or bid quotations during such 20 trading day period.

“Financing Transaction” has the meaning set forth in Section 6.2(a).

“Form S-3” means such form under the Securities Act as in effect on the date hereof or any registration form under the Securities Act subsequently adopted by the SEC that permits incorporation of substantial information by reference to other documents filed by the Company with the SEC.

“GAAP” means generally accepted accounting principles in the United States.

“Grace Period” means with respect to any Voting Shares or Convertible Securities that are subject to a Sumitovant Bio Maintenance Notice, the earlier of (i) 11:59 p.m. California time on the date two months from the date of the delivery of the applicable Sumitovant Bio Financing Participation Notice, Company Acquisition Issuance Notice or Company Other Issuance Notice, and (ii) with respect to the number of shares of Voting Shares or Convertible Securities that are reduced by the delivery by Sumitovant Bio of a revised Sumitovant Bio Maintenance Notice stating a determination to acquire a lesser number of, or no, shares of Voting Shares or Convertible Securities, the date of delivery of such revised Sumitovant Bio Maintenance Notice (provided that the Grace Period set forth in the foregoing clause (i) will continue to apply to the shares of Voting Shares and Convertible Securities that continue to be subject to such revised Sumitovant Bio Maintenance Notice).

“Holder” means Sumitovant Bio or its valid transferees that are holders of Registrable Securities under this Agreement and have agreed to the provisions of Article II.

“Immediate Family Member” means a child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, including adoptive relationships, of a natural person referred to herein.

“Independent Director” means any Director of the Company who (i) the Board reasonably determines qualifies as an “independent director of the Company under Rule 303A(2) of the NYSE Listed Company Manual, (ii) is not and within the last three years has not been a director, officer or employee of an Entity within the Sumitomo Group, and (iii) does not have any Immediate Family Member who is or within the last three years has been a director, officer or employee of an Entity within the Sumitomo Group.

“Initial Board” has the meaning set forth in Section 4.1.

“Initial Independent Directors” has the meaning set forth in Section 4.1(b).

“Initiating Holder” has the meaning set forth in Section 2.1(a).

“Law” means national, supranational, EU, state, provincial, municipal or local statute, law, resolution, constitution, treaty, ordinance, code, regulation, statute, rule, notice, regulatory requirement, interpretation, agency guidance, order, stipulation, determination, certification standard, accreditation standard, permit, requirement or rule of law (including common law), code or edict issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any governmental authority, including the rules and regulations of any stock exchange.

“New Securities” means an issuance by the Company of Voting Shares or Convertible Securities, excluding (i) Convertible Securities issued or granted to directors, officers, bona fide individual consultants and employees of the Company or its Subsidiaries issued pursuant to an equity incentive plan approved by the Board or the Compensation Committee of the Board, as distinguished from the issuance of Voting Shares issued upon the exercise, vesting or conversion of such Convertible Securities, (ii) Common Shares issued after the date hereof to give effect to any stock dividend or distribution, stock split, reverse stock split or combination or other similar pro rata recapitalization event affecting the outstanding Common Shares equally, and (iii) Voting Shares or Convertible Securities issued to any Entity that is a member of the Sumitomo Group.

“NYSE” means the New York Stock Exchange.

“Organizational Documents” means, with respect to any Entity, its certificate of incorporation or formation, memorandum of association, bye-laws or similar organizational documents.

“Person” means any individual, Entity or governmental authority.

“Preliminary Statement” has the meaning set forth in the recitals.

“Purchase Price” has the meaning set forth in Section 6.2(a).

“Qualified Acquisition Transaction” means each of (i) a merger providing for the acquisition by an Entity that is a member of the Sumitomo Group of 100% of the Voting Shares (other than shares owned by members of the Sumitomo Group) and is conditioned (which condition may not be waived) on a majority of the Voting Shares held by Disinterested Shareholders being voted in favor of such merger, (ii) a bona fide public tender offer subject to the provisions of Regulation 14D when first commenced within the meaning of Rule 14d-2(a) under the Exchange Act, by an Entity that is a member of the Sumitomo Group to purchase 100% of the Voting Shares (other than Shares owned by members of the Sumitomo Group) and is conditioned (which condition may not be waived) on a majority of the Voting Shares held by Disinterested Shareholders being tendered and not withdrawn with respect to such offer, (iii) the acquisition of all or substantially all of the assets of the Company and its Subsidiaries by the Sumitomo Group, which acquisition is conditioned (which condition may not be waived) on a majority of the Voting Shares held by Disinterested Shareholders being voted in favor of such acquisition, and (iv) a license, commercial transaction or similar transaction between a member of the Sumitomo Group, on the one hand, and the Company or any of its Subsidiaries, on the other hand, that is conditioned (which condition may not be waived) on a majority of the Voting Shares held by Disinterested Shareholders being voted in favor of such transaction.

“Registrable Securities” means, collectively, (i) the Common Shares held by any Holder, including Common Shares issued or issuable (directly or indirectly) upon conversion, exchange and/or exercise of any other securities of the Company, acquired by any Holder on or after the date hereof, (ii) Common Shares issued as (or issuable upon the conversion or exercise of any warrant, right, or other security that is issued as) a dividend or other distribution with respect to, or in exchange for or in replacement of, the securities referenced in clause (i) (excluding in all cases of (i) and (ii), any Registrable Securities sold by a Person in a registered offering, or pursuant to SEC Rule 144, or in a transaction in which the applicable rights under this Agreement are not assigned pursuant to Section 8.2, and excluding for purposes of Section 2 any securities for which registration rights have terminated pursuant to Section 2.12 of this Agreement).

“Related Party Transaction” has the meaning set forth in Section 4.6(a)(iv).

“Responsible Officer” means the Company’s principal executive officer, chief executive officer, president, principal financial officer, chief financial officer, principal accounting officer or any executive vice president.

“Restricted Securities” means the Registrable Securities that are “restricted securities” as defined in SEC Rule 144.

“Rolling Forecast” means the 18-month forward projections and sources and uses, the initial form of which is attached as Exhibit C to the Sumitomo Loan Agreement, as it may be extended, amended, modified or supplemented from time to time (including any quarterly updates thereto) as approved by the Board.

“SEC” means the Securities and Exchange Commission.

“SEC Rule 144” means Rule 144 promulgated by the SEC under the Securities Act.

“SEC Rule 145” means Rule 145 promulgated by the SEC under the Securities Act.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Selling Expenses” means all underwriting discounts, selling commissions, and share transfer taxes applicable to the sale of Registrable Securities, and fees and disbursements of counsel for any Holder, except for the fees and disbursements of the Selling Holder Counsel borne and paid by the Company as provided in Section 2.6.

“Selling Holder Counsel” has the meaning set forth in Section 2.6.

“Standstill Limit” means 60% of the Total Current Voting Power then in effect.

“Standstill Termination Event” means the earliest to occur of: (i) the Sumitomo Group collectively holds less than 35% of the Total Current Voting Power, (ii) an acquisition by any Person or 13D Group (which is not and does not include any member of the Sumitomo Group) of direct or indirect Beneficial Ownership of 50% or more of the Total Current Voting Power of the Company then in effect, (iii) the completion of a merger, consolidation or other business combination or transaction to which the Company is a party (but to which no member of the Sumitomo Group is a party) if the shareholders of the Company immediately prior to the effective date of such merger, consolidation or other business combination or transaction have aggregate Beneficial Ownership of Voting Shares representing less than 50% of the Total Current Voting Power of the surviving corporation following such merger, consolidation or other business combination or transaction, (iv) the completion of a sale of all or substantially all of the assets of the Company to a third party (which is not and does not include any member of the Sumitomo Group), (v) a liquidation or dissolution of the Company or (vi) the completion of a transaction that is within the transactions identified in subsection (i), (ii) or (iii) of a Qualified Acquisition Transaction.

“Subsidiary” means with respect to any Entity, that such Entity will be deemed to be a “Subsidiary” of another Person if (i) such other Person directly or indirectly owns, beneficially or of record, (A) an amount of voting securities or other interests in such Entity, or a Contractual or similar right, that is sufficient to enable such Person to elect at least a majority of the members of such Entity’s board of directors or other governing body or (B) at least a majority of the outstanding equity interests of such Entity, (ii) such other Person is a managing or controlling member or general partner of such Entity or (iii) such other Person holds the power or is otherwise contractually entitled to direct and control such Entity.

“Sumitomo” has the meaning set forth in the preamble.

“Sumitovant Bio” has the meaning set forth in the preamble.

“Sumitovant Bio Acquisition Participation Notice” has the meaning set forth in Section 6.3(b).

“Sumitovant Bio Financing Participation Notice” has the meaning set forth in Section 6.2(c).

“Sumitovant Bio Maintenance Notice” means a Sumitovant Bio Financing Participation Notice or a Company Acquisition Issuance Notice.

“Sumitomo Director” means a director designated or appointed by Sumitomo or Sumitovant Bio to be a director of the Company who is not an Independent Director (unless Sumitomo or Sumitovant Bio designates a director who would otherwise qualify as an Independent Director to be a Sumitomo Director).

“Sumitomo Group” means Sumitomo and any Entity that is a controlled Affiliate of Sumitomo (but in all events excluding the Company and its Subsidiaries).

“Sumitomo Group Pro Rata Portion” means a number of New Securities determined by the following:

X =	NS x PI

Where:

X =	the number of New Securities that may be purchased by Sumitovant Bio

NS =	the number of New Securities being issued by the Company

PI =

the percentage of the Total Outstanding Company Equity Beneficially Owned by all members of the Sumitomo Group prior to the issuance of New Securities (including in the Beneficial Ownership of the Sumitomo Group all Voting Shares and Convertible Securities for which the applicable Grace Period, if any, has not expired), expressed as a decimal

“Sumitomo Loan Agreement” means that certain Loan Agreement, dated as of the date hereof, between Sumitomo and the Company, pursuant to which Sumitomo has agreed to provide the Company a term loan facility of US$400 million, subject to the terms and conditions of the Loan Agreement.

“Third Party Tender Offer” means a bona fide public tender offer subject to the provisions of Regulation 14D when first commenced within the meaning of Rule 14d-2(a) of the rules and regulations under the Exchange Act, by a person or 13D Group (which is not made by and does not include an Entity within the Sumitomo Group) to purchase securities constituting 30% or more of the Total Current Voting Power then outstanding.

“Total Current Voting Power” means the total number of votes that may be cast in the election of members of the Board if all securities entitled to vote in the election of such directors are present and voted.

“Total Outstanding Company Equity” means the total number of shares of outstanding capital stock of the Company, on a fully diluted basis assuming the conversion, exchange or exercise in full of all outstanding Convertible Securities for Common Shares.

“Voting Shares” means Common Shares and any other securities of the Company having the ordinary power to vote in the election of members of the Board.

“Voting Threshold” means the members of the Sumitomo Group collectively hold more than 50% of the Total Current Voting Power.

ARTICLE II

REGISTRATION RIGHTS

Section 2.1 Demand Registration.

(a) If at any time when it is eligible to use a Form S-3 registration statement, the Company receives a request from any Holder (the “Initiating Holder”) that the Company file a Form S-3 registration statement with respect to outstanding Registrable Securities of such Holder having an anticipated aggregate offering price, net of Selling Expenses, of at least five million dollars ($5,000,000), then the Company will, (i) within 10 days after the date such request is given, give notice of such demand (a “Demand Notice”) to all Holders other than the Initiating Holder; and (ii) as soon as practicable, and in any event within 45 days after the date such request is given by the Initiating Holder, file a Form S-3 registration statement under the Securities Act covering all Registrable Securities requested to be included in such registration by the Initiating Holder and by any other Holder, as specified by notice given by each such Holder to the Company within 20 days of the date the Demand Notice is given, and in each case, subject to the limitations of Section 2.1(b) and Section 2.3.

(b) Notwithstanding the foregoing obligations, if the Company furnishes to the Initiating Holder a certificate signed by the Company’s Principal Executive Officer stating that in the good faith judgment of the Board it would be materially detrimental to the Company and its shareholders for such registration statement to either become effective or remain effective for as long as such registration statement otherwise would be required to remain effective, because such action would (i) materially interfere with a significant acquisition, corporate reorganization, or other similar transaction involving the Company; (ii) require premature disclosure of material information that the Company has a bona fide business purpose for preserving as confidential; or (iii) render the Company unable to comply with requirements under the Securities Act or Exchange Act, then the Company will have the right to defer taking action with respect to such filing for a period of not more than 120 days after the request of the Initiating Holder is given; provided that the Company may not invoke this right more than once in any 12-month period; and provided further that the Company will not register any securities for its own account or that of any other shareholder during such 120 day period other than an Excluded Registration.

(c) The Company will not be obligated to effect, or to take any action to effect, any registration pursuant to Section 2.1(a) (i) during the period that is 30 days before the Company’s good faith estimate of the date of filing of, and ending on a date that is 90 days after the effective date of, a Company-initiated registration, provided that the Company is actively employing in good faith commercially reasonable efforts to cause such registration statement to become effective; or (ii) if the Company has effected two registrations pursuant to Section 2.1(a) within the 12 month period immediately preceding the date of such request. A registration will not be counted as “effected” for purposes of this Section 2.1(c) until such time as the applicable registration statement has been declared effective by the SEC, unless the Initiating Holder withdraws its request for such registration, elects not to pay the registration expenses therefor, and forfeits its right to one demand registration statement pursuant to Section 2.6, in which case such withdrawn registration statement will be counted as “effected” for purposes of this Section 2.1(c).

Section 2.2 Company Registration. If the Company proposes to register (including, for this purpose, a registration effected by the Company for shareholders other than the Holders) any of its Common Shares under the Securities Act in connection with the public offering of such securities solely for cash (other than in an Excluded Registration), the Company will, at such time, promptly give each Holder notice of such registration. Upon the request of each Holder given within 20 days after such notice is given by the Company, the Company will, subject to the provisions of Section 2.3, cause to be registered all of the Registrable Securities that each such Holder has requested to be included in such registration. The Company will have the right to terminate or withdraw any registration initiated by it under this Section 2.2 before the effective date of such registration, whether or not any Holder has elected to include Registrable Securities in such registration. The expenses (other than Selling Expenses) of such withdrawn registration will be borne by the Company in accordance with Section 2.6.

Section 2.3 Underwriting Requirements.

(a) If, pursuant to Section 2.1, the Initiating Holder intends to distribute the Registrable Securities covered by its request by means of an underwriting, it will so advise the Company as a part of its request made pursuant to Section 2.1, and the Company will include such information in the Demand Notice. The underwriter(s) will be selected by the Company but must be reasonably acceptable to the Initiating Holder. In such event, the right of any Holder to include such Holder’s Registrable Securities in such registration will be conditioned upon such Holder’s participation in such underwriting and the inclusion of such Holder’s Registrable Securities in the underwriting to the extent provided herein. All Holders proposing to distribute their securities through such underwriting will (together with the Company, as provided in Section 2.4(e)) enter into an underwriting agreement in customary form with the underwriter(s) selected for such underwriting. Notwithstanding any other provision of this Section 2.3, if the managing underwriter(s) advise(s) the Initiating Holder in writing that marketing factors require a limitation on the number of shares to be underwritten, then the Initiating Holder will so advise all Holders of Registrable Securities that otherwise would be underwritten pursuant hereto, and the number of Registrable Securities that may be included in the underwriting will be allocated among such Holders of Registrable Securities, including the Initiating Holder, in proportion (as nearly as practicable) to the number of Registrable Securities owned by each Holder or in such other proportion as will mutually be agreed to by all such selling Holders; provided that the number of Registrable Securities held by the Holders to be included in such underwriting will not be reduced unless all other securities are first entirely excluded from the underwriting. To facilitate the allocation of shares in accordance with the above provisions, the Company or the underwriters may round the number of shares allocated to any Holder to the nearest 100 shares.

(b) In connection with any offering involving an underwriting of Common Shares pursuant to Section 2.2, the Company will not be required to include any Registrable Securities in such underwriting unless the selling Holders accept the terms of the underwriting as agreed upon between the Company and its underwriters, and then only in such quantity as the underwriters in their sole discretion determine will not jeopardize the success of the offering by the Company. If the total number of securities, including Registrable Securities, requested by shareholders to be included in such offering exceeds the number of securities to be sold (other than by the Company) that the underwriters in their reasonable discretion determine is compatible with the success of the offering, then the Company will be required to include in the offering the full number of Registrable Securities that the underwriters in their reasonable discretion determine will not (taking into account the securities to be registered by the Company and the number of Registrable Securities requested to be included in the offering) jeopardize the success of the offering. If the underwriters determine that less than all of the Registrable Securities requested to be registered can be included in such offering, then the Registrable Securities that are included in such offering will be allocated among the selling Holders in proportion (as nearly as practicable to) the number of Registrable Securities owned by each selling Holder or in such other proportions as is mutually agreed to by all such selling Holders. To facilitate the allocation of shares in accordance with the above provisions, the Company or the underwriters may round the number of shares allocated to any Holder to the nearest 100 shares. Notwithstanding the foregoing, in no event will (i) the number of Registrable Securities included in the offering be reduced unless all other securities (other than securities to be sold by the Company) are first entirely excluded from the offering, or (ii) the number of Registrable Securities included in the offering be reduced below 30% of the total number of securities included in such offering. For purposes of the provision in this Section 2.3(b) concerning apportionment, for any selling Holder that is a partnership, limited liability company, or corporation, the partners, members, retired partners, retired members, shareholders, and Affiliates of such Holder, or the estates and Immediate Family Members of any such partners, retired partners, members, and retired members and any trusts for the benefit of any of the foregoing Persons, will be deemed to be a single “selling Holder,” and any pro rata reduction with respect to such “selling Holder” will be based upon the aggregate number of Registrable Securities owned by all Persons included in such “selling Holder,” as defined in this sentence.

Section 2.4 Obligations of the Company. Whenever required under this Article II to effect the registration of any Registrable Securities, the Company will, as expeditiously as reasonably possible:

(a) prepare and file with the SEC a registration statement with respect to such Registrable Securities and use commercially reasonable efforts to cause such registration statement to become effective and, upon the request of any Holder, keep such registration statement effective for a period of up to 120 days or, if earlier, until the distribution contemplated in the registration statement has been completed; provided that (i) such 120 day period will be extended for a period of time equal to the period the Holder refrains, at the request of an underwriter of Common Shares, from selling any securities included in such registration, and (ii) in the case of any registration of Registrable Securities on Form S-3 that are intended to be offered on a continuous or delated basis, subject to compliance with applicable SEC rules, such 120 day period will be extended for up to an additional 120 days, if necessary, to keep the registration statement effective until all such Registrable Securities are sold;

(b) prepare and file with the SEC such amendments and supplements to such registration statement, and the prospectus used in connection with such registration statement, as may be necessary to comply with the Securities Act in order to enable the disposition of all securities covered by such registration statement;

(c) furnish to the selling Holders such numbers of copies of a prospectus, including a preliminary prospectus, as required by the Securities Act, and such other documents as the Holders may reasonably request in order to facilitate the disposition of their Registrable Securities;

(d) use its commercially reasonable efforts to register and qualify the securities covered by such registration statement under such other securities or blue-sky laws of such jurisdictions as will be reasonably requested by the selling Holders; provided that the Company will not be required to qualify to do business or to file a general consent to service of process in any such states or jurisdictions, unless the Company is already subject to service in such jurisdiction and except as may be required by the Securities Act;

(e) in the event of any underwritten public offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the underwriter(s) of such offering;

(f) use its commercially reasonable efforts to cause all such Registrable Securities covered by such registration statement to be listed on a national securities exchange or trading system and each securities exchange and trading system (if any) on which similar securities issued by the Company are then listed;

(g) provide a transfer agent and registrar for all Registrable Securities registered pursuant to this Agreement and provide a CUSIP number for all such Registrable Securities, in each case not later than the effective date of such registration;

(h) promptly make available for inspection by the selling Holders, any managing underwriter(s) participating in any disposition pursuant to such registration statement, and any attorney or accountant or other agent retained by any such underwriter or selected by the selling Holders, all financial and other records, pertinent corporate documents, and properties of the Company, and cause the Company’s officers, directors, employees, and independent accountants to supply all information reasonably requested by any such seller, underwriter, attorney, accountant, or agent, in each case, as necessary or advisable to verify the accuracy of the information in such registration statement and to conduct appropriate due diligence in connection therewith;

(i) notify each selling Holder, promptly after the Company receives notice thereof, of the time when such registration statement has been declared effective or a supplement to any prospectus forming a part of such registration statement has been filed;

(j) after such registration statement becomes effective, notify each selling Holder of (i) any request by the SEC that the Company amend or supplement such registration statement or prospectus; (ii) of the issuance by the SEC or any state securities authority of any stop order suspending the effectiveness of such registration statement or the initiation of any proceedings for that purpose, and (iii) of the happening of any event during the period such registration statement is effective as a result of which such registration statement or the related prospectus or any document incorporated by reference therein contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein (which, in the case of the prospectus, shall be determined in light of the circumstances in which such prospectus is to be used) not misleading (which information shall be accompanied by an instruction to suspend the use of the registration statement and the prospectus until the requisite changes have been made);

(k) use its commercially reasonable efforts to avoid the issuance of, or if issued, to obtain the withdrawal of, any order enjoining or suspending the use or effectiveness of a registration statement or suspending of the qualification (or exemption from qualification) of any of the Registrable Securities for sale in any jurisdiction, as promptly as practicable; and

(l) take all other commercially reasonable actions as are necessary or advisable in order to expedite or facilitate the disposition of Registrable Securities by the Holder, including using commercially reasonable efforts to cause appropriate officers and employees to be available, on a customary basis and upon reasonable advance notice, to meet with prospective investors in presentations, meetings and road shows.

Section 2.5 Furnish Information. It will be a condition precedent to the obligations of the Company to take any action pursuant to this Article II with respect to the Registrable Securities of any selling Holder that such Holder will furnish to the Company such information regarding itself, the Registrable Securities held by it, and the intended method of disposition of such securities as is reasonably required to effect the registration of such Holder’s Registrable Securities.

Section 2.6 Expenses of Registration. All expenses (other than Selling Expenses) incurred in connection with registrations, filings, or qualifications pursuant to this Article II, including all registration, filing, and qualification fees; printers’ and accounting fees; fees and disbursements of counsel for the Company; and the reasonable fees and disbursements of one counsel for the selling Holders (“Selling Holder Counsel”); will be borne and paid by the Company; provided that the Company will not be required to pay for any expenses of any registration proceeding begun pursuant to Section 2.1 if the registration request is subsequently withdrawn at the request of the Holders of a majority of the Registrable Securities to be registered (in which case all selling Holders will bear such expenses pro rata based upon the number of Registrable Securities that were to be included in the withdrawn registration), unless the Holders of a majority of the Registrable Securities agree to forfeit their right to one registration pursuant to Section 2.1; provided further that if, at the time of such withdrawal, the Holders have learned of a material adverse change in the condition, business, or prospects of the Company from that known to the Holders at the time of their request and have withdrawn the request with reasonable promptness after learning of such information then the Holders will not be required to pay any of such expenses and will not forfeit their right to one registration pursuant to Section 2.1. All Selling Expenses relating to Registrable Securities registered pursuant to this Article II will be borne and paid by the Holders pro rata based on the number of Registrable Securities registered on their behalf as compared to the total number of securities registered.

Section 2.7 Delay of Registration. No Holder will have any right to obtain or seek an injunction restraining or otherwise delaying any registration pursuant to this Agreement as the result of any controversy that might arise with respect to the interpretation or implementation of this Article II.

Section 2.8 Indemnification. If any Registrable Securities are included in a registration statement under this Article II:

(a) To the extent permitted by Law, the Company will indemnify and hold harmless each selling Holder, and the partners, members, officers, directors, and shareholders of each such Holder; legal counsel and accountants for each such Holder; any underwriter (as defined in the Securities Act) for each such Holder; and each Person, if any, who controls such Holder or underwriter within the meaning of the Securities Act or the Exchange Act, against any Damages, and the Company will pay to each such Holder, underwriter, controlling Person, or other aforementioned Person any legal or other expenses reasonably incurred thereby in connection with investigating or defending any claim or proceeding from which Damages may result, as such expenses are incurred; provided that the indemnity agreement contained in this Section 2.8(a) will not apply to amounts paid in settlement of any such claim or proceeding if such settlement is effected without the consent of the Company, which consent will not be unreasonably conditioned, withheld or delayed, nor will the Company be liable for any Damages to the extent that such Damages arise out of or are based upon actions or omissions made in reliance upon and in conformity with written information furnished by or on behalf of any such Holder, underwriter, controlling Person, or other aforementioned Person in writing expressly for use in connection with such registration.

(b) To the extent permitted by Law, each selling Holder, severally and not jointly, will indemnify and hold harmless the Company, and each of its directors, each of its officers who has signed the registration statement, each Person (if any), who controls the Company within the meaning of the Securities Act, legal counsel and accountants for the Company, any underwriter (as defined in the Securities Act), any other Holder selling securities in such registration statement, and any controlling Person of any such underwriter or other Holder, against any Damages, in each case only to the extent that such Damages arise out of or are based upon actions or omissions made in reliance upon and in conformity with written information furnished by or on behalf of such selling Holder expressly for use in connection with such registration; and each such selling Holder will pay to the Company and each other aforementioned Person any legal or other expenses reasonably incurred thereby in connection with investigating or defending any claim or proceeding from which Damages may result, as such expenses are incurred; provided that the indemnity agreement contained in this Section 2.8(b) will not apply to amounts paid in settlement of any such claim or proceeding if such settlement is effected without the consent of the Holder, which consent will not be unreasonably conditioned, withheld or delayed; and provided further that in no event will the aggregate amounts payable by any Holder by way of indemnity or contribution under this Section 2.8(b) when taken together with the aggregate amounts payable by such Holder under Section 2.8(d) exceed the proceeds from the offering received by such Holder (net of any Selling Expenses paid by such Holder), except in the case of fraud by such Holder.

(c) Promptly after receipt by an indemnified party under this Section 2.8 of notice of the commencement of any action (including any governmental action) for which a party may be entitled to indemnification hereunder, such indemnified party will, if a claim in respect thereof is to be made against any indemnifying party under this Section 2.8, give the indemnifying party notice of the commencement thereof. The indemnifying party will have the right to participate in such action and, to the extent the indemnifying party so desires, participate jointly with any other indemnifying party to which notice has been given, and to assume the defense thereof with counsel mutually satisfactory to the parties; provided that an indemnified party (together with all other indemnified parties that may be represented without conflict by one counsel) will have the right to retain one separate counsel, with the fees and expenses to be paid by the indemnifying party, if representation of such indemnified party by the counsel retained by the indemnifying party would be inappropriate due to actual or potential differing interests between such indemnified party and any other party represented by such counsel in such action. The failure to give notice to the indemnifying party within a reasonable time of the commencement of any such action will relieve such indemnifying party of any liability to the indemnified party under this Section 2.8, only to the extent that such failure materially prejudices the indemnifying party’s ability to defend such action. The failure to give notice to the indemnifying party will not relieve it of any liability that it may have to any indemnified party otherwise than under this Section 2.8.

(d) To provide for just and equitable contribution to joint liability under the Securities Act in any case in which either: (i) any party otherwise entitled to indemnification hereunder makes a claim for indemnification pursuant to this Section 2.8 but it is judicially determined (by the entry of a final judgment or decree by a court of competent jurisdiction and the expiration of time to appeal or the denial of the last right of appeal) that such indemnification may not be enforced in such case, notwithstanding the fact that this Section 2.8 provides for indemnification in such case, or (ii) contribution under the Securities Act may be required on the part of any party hereto for which indemnification is provided under this Section 2.8, then, and in each such case, such parties will contribute to the aggregate losses, claims, damages, liabilities, or expenses to which they may be subject (after contribution from others) in such proportion as is appropriate to reflect the relative fault of each of the indemnifying party and the indemnified party in connection with the statements, omissions, or other actions that resulted in such loss, claim, damage, liability, or expense, as well as to reflect any other relevant equitable considerations. The relative fault of the indemnifying party and of the indemnified party will be determined by reference to, among other things, whether the untrue or allegedly untrue statement of a material fact, or the omission or alleged omission of a material fact, relates to information supplied by the indemnifying party or by the indemnified party and the parties’ relative intent, knowledge, access to information, and opportunity to correct or prevent such statement or omission; provided that, in any such case (x) no Holder will be required to contribute any amount in excess of the public offering price of all such Registrable Securities offered and sold by such Holder pursuant to such registration statement, and (y) no Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) will be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation;

and provided further that in no event will a Holder’s liability pursuant to this Section 2.8(d), when combined with the amounts paid or payable by such Holder pursuant to Section 2.8(b), exceed the proceeds from the offering received by such Holder (net of any Selling Expenses paid by such Holder), except in the case of fraud by such Holder.

(e) Notwithstanding the foregoing, to the extent that the provisions on indemnification and contribution contained in the underwriting agreement entered into in connection with the underwritten public offering are in conflict with the foregoing provisions, the provisions in the underwriting agreement will control.

(f) Unless otherwise superseded by an underwriting agreement entered into in connection with the underwritten public offering, the obligations of the Company and the Holders under this Section 2.8 will survive the completion of any offering of Registrable Securities in a registration under this Article II, and otherwise will survive the termination of this Agreement.

Section 2.9 Reports Under Exchange Act. With a view to making available to the Holders the benefits of SEC Rule 144 and any other rule or regulation of the SEC that may at any time permit a Holder to sell securities of the Company to the public without registration or pursuant to a registration on Form S-3, the Company will:

(a) make and keep available adequate current public information, as those terms are understood and defined in SEC Rule 144, at all times;

(b) use commercially reasonable efforts to file with the SEC in a timely manner all reports and other documents required of the Company under the Securities Act and the Exchange Act (at any time after the Company has become subject to such reporting requirements); and

(c) furnish to any Holder, so long as the Holder owns any Registrable Securities, forthwith upon request (i) to the extent accurate, a written statement by the Company that it has complied with the reporting requirements of SEC Rule 144, the Securities Act, and the Exchange Act (at any time after the Company has become subject to such reporting requirements), or that it qualifies as a registrant whose securities may be resold pursuant to Form S-3 (at any time after the Company so qualifies) and (ii) such other information as may be reasonably requested in availing any Holder of any rule or regulation of the SEC that permits the selling of any such securities without registration (at any time after the Company has become subject to the reporting requirements under the Exchange Act) or pursuant to Form S-3 (at any time after the Company so qualifies to use such form).

Section 2.10 Limitations on Subsequent Registration Rights. From and after the date of this Agreement, the Company will not, without the prior written consent of the Holders, enter into any agreement with any holder or prospective holder of any securities of the Company that would (a) provide to such holder the right to include securities in any registration on other than either a pro rata basis with respect to the Registrable Securities or on a subordinate basis after all of the Holders have had the opportunity to include in the registration and offering all Registrable Securities that they wish to so include or (b) allow such holder or prospective holder to initiate a demand for registration of any securities held by such holder or prospective holder.

Section 2.11 Restrictions on Transfer.

(a) The Restricted Securities will not be sold, pledged, or otherwise transferred, and the Company will not recognize and will issue stop-transfer instructions to its transfer agent with respect to any such sale, pledge, or transfer, except upon the conditions specified in this Section 2.11, which conditions are intended to ensure compliance with the provisions of the Securities Act. Each Holder, if effecting a transfer, will cause any proposed purchaser, pledgee, or transferee of the Restricted Securities to agree to take and hold such securities subject to the provisions and upon the conditions specified in this Section 2.11.

(b) Each certificate or instrument representing the Restricted Securities, and any other securities issued in respect of such Restricted Securities, upon any split, dividend, recapitalization, merger, consolidation, or similar event, will (unless otherwise permitted by the provisions of Section 2.11(d)) be stamped or otherwise imprinted with a legend substantially in the following form:

THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO, OR IN CONNECTION WITH, THE SALE OR DISTRIBUTION THEREOF, AND HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”). SUCH SHARES MAY NOT BE SOLD OR TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR AN EXEMPTION THEREFROM UNDER THE ACT AND ANY APPLICABLE STATE SECURITIES LAWS.

THE SALE, PLEDGE, HYPOTHECATION OR TRANSFER OF THE SHARES REPRESENTED BY THIS CERTIFICATE IS SUBJECT TO, AND IN CERTAIN CASES PROHIBITED BY, THE ISSUER’S BYLAWS AND A CERTAIN INVESTOR RIGHTS AGREEMENT BETWEEN THE ISSUER AND THE HOLDER. COPIES OF SUCH AGREEMENTS MAY BE OBTAINED UPON WRITTEN REQUEST TO THE SECRETARY OF THE ISSUER.

(c) The parties hereto consent to the Company making a notation in its records and giving instructions to any transfer agent of the Restricted Securities in order to implement the restrictions on transfer set forth in this Section 2.11.

(d) Each Holder, as a holder of Restricted Securities, by acceptance of ownership thereof, agrees to comply in all respects with the provisions of this Section 2.11. Before any proposed sale, pledge, or transfer of any Restricted Securities that is not effected pursuant to SEC Rule 144, unless there is in effect a registration statement under the Securities Act covering the proposed transaction, the Holder will give notice to the Company of its intention to effect such sale, pledge, or transfer. Each such notice will describe the manner and circumstances of the proposed sale, pledge, or transfer in sufficient detail and, if reasonably requested by the Company, will be accompanied at such Holder’s expense by either (i) a written opinion of legal counsel who will, and whose legal opinion will, be reasonably satisfactory to the Company, addressed to the Company, to the effect that the proposed transaction may be effected without registration under the Securities Act; (ii) a “no action” letter from the SEC to the effect that the proposed sale, pledge, or transfer of such Restricted Securities without registration will not result in a recommendation by the staff of the SEC that action be taken with respect thereto; or (iii) any other evidence reasonably satisfactory to counsel to the Company to the effect that the proposed sale, pledge, or transfer of the Restricted Securities may be effected without registration under the Securities Act, whereupon the Holder of such Restricted Securities will be entitled to sell, pledge, or transfer such Restricted Securities in accordance with the terms of the notice given by the Holder to the Company and such securities will no longer constitute Restricted Securities for purposes of this Agreement. The Company will not require such a legal opinion or “no action” letter in any transaction in which such Holder distributes Restricted Securities to an Affiliate of such Holder for no consideration; provided that each such transferee agrees in writing to be subject to the terms of this Section 2.11. Each certificate or instrument evidencing the Restricted Securities transferred as above provided will bear, except if such transfer is made pursuant to SEC Rule 144, the appropriate restrictive legend set forth in Section 2.11(b), except that such certificate will not bear such restrictive legend if, in the opinion of counsel for such Holder and the Company, such legend is not required in order to establish compliance with any provisions of the Securities Act.

Section 2.12 Termination of Registration Rights. The provisions of this Article II, other than Section 2.8, Section 2.9 and Section 2.11, will terminate upon the earliest to occur of:

(a) such time as Rule 144 or another similar exemption under the Securities Act is available for the sale of all of such Holder’s shares without limitation during a three-month period without registration; and

(b) such time as members of the Sumitomo Group Beneficially Own, in the aggregate, less than 10% of the issued and outstanding Common Shares of the Company.

ARTICLE III

INFORMATION AND INSPECTION RIGHTS

Section 3.1 Financial Information. The Company will continue to appoint an accounting firm of international reputation to perform independent audit services for the Company. The Company will, at the Company’s expense, prepare its financial reports in accordance with GAAP. The Company will provide routine reports to Sumitovant Bio as reasonably requested by it in formats it may reasonably specify. Sumitovant Bio may also request the Company to prepare and provide quarterly financial statements, and the contents and formats of those documents will be determined in each case through consultation between the Company and Sumitovant Bio (collectively, the “Company Consolidation Package”). Sumitovant Bio may also request the Company to prepare and provide monthly financial statements prepared consistent with the preparation of the Company’s interim financial statements prepared for filing with the SEC, and any other documents reasonably required in accordance with GAAP for consolidated accounting or to satisfy any United States mandatory disclosure requirement, and the contents and formats of those documents will be determined in each case through consultation between the Company and Sumitovant Bio. The Company will no longer be required to deliver a Company Consolidation Package after such time as Sumitovant Bio is no longer required to consolidate the financial results of the Company into its financial statements.

Section 3.2 Delivery of Certain Information. The Company shall furnish to Sumitovant Bio (in English):

(a) As soon as practicable, but in any event within 10 days after the end of each fiscal quarter, a statement showing the number of shares of each class and series of shares and Convertible Securities outstanding at the end of the period, the Common Shares issuable upon conversion or exercise of any outstanding Convertible Securities and the exchange ratio or exercise price applicable thereto, and the number of Convertible Securities (and Common Shares into which they will be convertible) not yet issued but reserved for issuance, if any, all in sufficient detail as to permit the Holders to calculate their respective percentage equity ownership in the Company.

(b) Within 90 days after the end of each of the Company’s fiscal years commencing with the fiscal year ending March 31, 2020, a consolidated balance sheet of the Company and its Subsidiaries as at the end of such fiscal year and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, audited and accompanied by a report and opinion of independent public accountants of nationally recognized standing, which report and opinion must be prepared in accordance with GAAP to the effect that such consolidated financial statements present fairly in all material respects the financial condition, results of operations, shareholders’ equity and cash flows of the Company and its Subsidiaries on a consolidated basis in accordance with GAAP consistently applied.

(c) Within 45 days after the end of each of the Company’s first three fiscal quarters of any fiscal year, a consolidated balance sheet of the Company and its Subsidiaries as at the end of such fiscal quarter, the related consolidated statements of income or operations and shareholders’ equity for such fiscal quarter and for the portion of the Company’s fiscal year then ended a related consolidated statement cash flows for the portion of the Company’s fiscal year then ended, in each case setting forth in comparative form, as applicable, the figures for the corresponding period of the previous fiscal year and the corresponding portion of the previous fiscal year, certified by a Responsible Officer of the Company as fairly presenting in all material respects the financial condition, results of operations, shareholders’ equity and cash flows of the Company and its Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject only to normal year-end audit adjustments and the absence of notes.

(d) As soon as practicable after approval by the Board, the Company’s Rolling Forecast for each calendar quarter and any other extension, amendment, modification or supplement to the Rolling Forecast.

(e) As soon as available (and in any event within 90 days after the end of each of the Company’s fiscal years), an annual report on Form 10-K of the Company for such fiscal year.

Notwithstanding the foregoing, the Company may deliver the documents required to be delivered under Sections 3.2(b), (c), and (e) electronically and such documents will be deemed to have been delivered on the date on which the Company files such documents with the SEC and such documents are publicly available on the SEC’s EDGAR filing system or any successor thereto, and for purposes of the certification of a Responsible Officer required in Section 3.2(c), the certifications filed in connection therewith under Section 906 of the Sarbanes Oxley Act of 2002, as amended, are deemed to satisfy such requirements.

Section 3.3 Inspections. The Company will permit each Holder, at such Holder’s expense, to visit and inspect the Company’s properties; examine its books of account and records; and discuss the Company’s affairs, finances, and accounts with its officers, during normal business hours of the Company as may be reasonably requested by such Holder; provided, however, that the Company will not be obligated pursuant to this Section 3.3 to provide access to any information that it reasonably and in good faith considers to be a trade secret or confidential information (unless covered by an enforceable confidentiality agreement, in form reasonably acceptable to the Company) or the disclosure of which would adversely affect the attorney-client privilege between the Company and its counsel.

Section 3.4 Confidentiality. Each Holder agrees that such Holder will keep confidential and will not disclose, divulge, or use for any purpose any confidential information obtained from the Company pursuant to the terms of this Agreement (including notice of the Company’s intention to file a registration statement), unless such confidential information (a) is known or becomes known to the public in general (other than as a result of a breach of this Section 3.4 by such Holder), (b) is or has been independently developed or conceived by the Holder without use of the Company’s confidential information, or (c) is or has been made known or disclosed to the Holder under circumstances in which such Holder does not have a reasonable expectation that such disclosure constitutes a breach of an obligation of confidentiality such third party may have to the Company; provided, however, that any Holder may disclose confidential information (i) to its attorneys, accountants, consultants, and other professionals to the extent necessary to obtain their services in connection with evaluating whether to exercise any rights hereunder; (ii) to any prospective purchaser of any Registrable Securities from such Holder, if such prospective purchaser agrees to be bound by the provisions of this Section 3.4; (iii) to any existing Affiliate, partner, member, shareholder, or Subsidiary of such Holder in the ordinary course of business, provided that such Holder informs such Person that such information is confidential and directs such Person to maintain the confidentiality of such information; or (iv) as may otherwise be required by Law, provided that the Holder promptly notifies the Company of such disclosure and takes reasonable steps to minimize the extent of any such required disclosure.

Section 3.5 Termination of Information and Inspection Rights. The provisions of this Article III will terminate at such time as members of the Sumitomo Group Beneficially Own, in the aggregate, less than 10% of the issued and outstanding Common Shares of the Company.

ARTICLE IV

CORPORATE GOVERNANCE

Section 4.1 Initial Board Composition. Effective as of immediately after the Effective Time the Board (the “Initial Board”) shall comprise:

(a) three directors designated by Sumitovant Bio as Sumitomo Directors, who shall be Myrtle Potter (who shall serve as the Chairman of the Board), Adele Gulfo and Hiroshi Nomura;

(b) three Independent Directors, who shall be Terrie Curran, Mark Guinan and Kathleen Sebelius (who shall serve as Lead Independent Director) (the “Initial Independent Directors”); and

(c) the Principal Executive Officer of the Company.

Section 4.2 Initial Committee Composition.

(a) Nominating and Corporate Governance Committee.

(i) Effective as of immediately after the Effective Time, the Nominating and Corporate Governance Committee shall comprise three Independent Directors, who shall be Terrie Curran, Mark Guinan and Kathleen Sebelius; provided that until the Bye-Law Effective Time the Nominating and Corporate Governance Committee shall not take any corporate action.

(ii) Effective as of immediately after the Bye-Law Effective Time the Nominating and Corporate Governance Committee shall comprise: (A) two Sumitomo Directors, who shall be Adele Gulfo and Myrtle Potter, and (B) one Independent Director, who shall be Terrie Curran.

(b) Compensation Committee.

(i) Effective as of immediately after the Effective Time, the Compensation Committee shall comprise three Independent Directors, who shall be Terrie Curran, Mark Guinan and Kathleen Sebelius; provided that Hiroshi Nomura shall be entitled to receive notice of and attend any meeting of the Compensation Committee in the same manner as though he was a member thereof and the Compensation Committee shall take no action without the presence of Mr. Nomura (but Mr. Nomura shall not be a member of or have any vote with respect to the Compensation Committee).

(ii) Effective as of immediately after the Bye-Law Effective Time the Compensation Committee shall comprise: (A) one Sumitomo Director, who shall be Hiroshi Nomura, and (B) two Independent Directors, who shall be Terrie Curran and Kathleen Sebelius.

(c) Audit Committee. Effective as of immediately after the Effective Time, the Audit Committee shall comprise three Independent Directors, who shall be Terrie Curran, Mark Guinan and Kathleen Sebelius.

(d) Transition Committee. Effective as of immediately after the Effective Time and until, but not after, the Bye-Law Effective Time, the Board shall designate that each of Myrtle Potter, Adele Gulfo and Hiroshi Nomura will serve as members of a Transition Committee of the Board. The Transition Committee of the Board shall have a charter that provides that:

(i) until the Bye-Law Effective Time, the Transition Committee shall act by unanimous approval of the members of the Transition Committee and shall have the power to recommend any action to the Board prior to Board approval, and the Board shall not approve any action without the prior recommendation of the Transition Committee, that is contrary to Sumitomo’s rights under this Agreement or could reasonably be expected to impair the benefits and protections of this Agreement and the Bye-Laws in favor of Sumitomo (including those rights that will be effective after the Bye-Law Effective Time);

(ii) the Transition Committee will not be able to affirmatively approve any other actions; and

(iii) the Transition Committee will not be disbanded other than by an action validly taken by the Transition Committee and automatically upon the Bye-Law Effective Time.

Section 4.3 Board and Committee Composition.

(a) At all times following the Bye-Law Effective Time during which entities within the Sumitomo Group satisfy the Voting Threshold:

(i) the Audit Committee of the Board will be composed solely of three Independent Directors, each of whom is an Initial Independent Director or has been nominated or appointed to the Board in accordance with the provisions of Bye-law 38.3 or Bye-law 41.3, and at least one of whom will meet the requirements of an “Audit Committee financial expert” as such term is defined in Item 407(d)(5) of Regulation S-K under the Exchange Act;

(ii) the Nominating and Corporate Governance Committee of the Board will be composed of (A) two Sumitomo Directors and (B) one Independent Director who is also a member of the Audit Committee;

(iii) the Compensation Committee of the Board will be composed of (A) one Sumitomo Director and (B) two Independent Directors, each of whom is also a member of the Audit Committee;

(iv) except as may be required by applicable Law, including the Rules of the NYSE Listed Company Manual, the Securities Act, the Exchange Act and the regulations thereunder, any other standing or ad hoc committee of the Board will be composed of a majority of Sumitomo Directors, provided that, a Sumitomo Director will not be included in the membership of any such committee of the Board the sole purpose of which is to consider any transaction between a member of the Sumitomo Group, on the one hand, and the Company or any of its Subsidiaries, on the other hand, including an Acquisition Transaction;

(v) the Company will utilize, to the extent available, the “controlled company” exemption under the rules of the NYSE or any other applicable securities exchange in respect of the composition of Board and the committees thereof; and

(vi) Bye-Laws 24, 38, 40, 41 and 45(g) (and any defined terms as used therein) may not be amended, revised or removed without the prior written consent of Sumitovant Bio.

Section 4.4 Certain Acknowledgements and Agreements.

(a) Each of Sumitomo, Sumitovant Bio and the Company hereby acknowledges and agrees that (i) each of the Initial Independent Directors are Independent Directors as of the Effective Time and (ii) each such Initial Independent Director will, from and after the Effective Time, continue to serve as a Director of the Company until the earliest to occur of (i) the Company’s next annual general meeting (unless reelected at such meeting), (ii) any removal of such Initial Independent Director pursuant to Bye-Law 40.1 or replacement of such Initial Independent Director pursuant to Bye-Law 41.3, (iii) his or her office being vacated sooner pursuant to Bye-Law 41.1 or (iv) such time as he or she no longer qualifies as an Independent Director.

(b) Except with the prior written consent of Sumitovant Bio, neither the Company, the Board nor any committee of the Board may change the size or composition of the Board or any committee of the Board prior to the Bye-Law Effective Time.

(c) Prior to the Bye-Law Effective Time, the Board and each committee of the Board will take such actions as are necessary to ensure that automatically at the Bye-Law Effective Time the Board, the Nominating and Corporate Governance Committee and the Compensation Committee will be composed as required by Section 4.2. The Board further agrees to take all actions necessary, including promptly responding to any comments of the SEC relating to the Preliminary Statement and after the Preliminary Statement is cleared or deemed to have been cleared by the SEC, file a definitive information statement with the SEC and mail such definitive information statement to the Company’s shareholders in accordance with Rule 14c-2 promulgated under the Exchange Act.

(d) The provisions of Section 4.5, Section 4.6 and Article V shall be of no force or effect from January 31, 2020 and until the Bye-Law Effective Time if the Bye-Law Effective Time has not occurred by January 31, 2020 for any reason other than a failure of Sumitovant Bio to execute a written consent to approve the Bye-Laws; provided, that such date shall be extended (i) by not more than 45 days, if the Company receives comments from the SEC on the Preliminary Statement, until the SEC indicates that it has no further comments to the

Preliminary Statement and the Company may proceed with filing a definitive information statement (provided that the Company is diligently and promptly responding to the SEC’s comments and keeping Sumitomo reasonably informed regarding the status of such comments and responses); and (ii) the number of days, if any, that a failure of Sumitovant Bio to execute a written consent to approve the Bye-Laws shall have caused the Bye-Law Effective Time to be delayed.

Section 4.5 Voting Agreement. At all times that the Entities within the Sumitomo Group satisfy the Voting Threshold, (a) Sumitomo and Sumitovant Bio will, and Sumitomo will cause each other Entity within the Sumitomo Group to, vote or cause to be voted the Voting Shares owned by them as of the record date for determining the shareholders of the Company entitled to vote at any annual or special meeting of shareholders of the Company (however noticed or called) in connection with any election of Independent Directors, or the taking by the shareholders of the Company of an action by written consent in connection with any election of Independent Directors, in each case in a manner that is either in accordance with the recommendation of the Board or in direct proportion to the manner in which the Disinterested Shareholders vote their Voting Shares in respect of the election of such Independent Directors (including, for this purpose, any abstentions and “withhold” votes), and (b) neither Sumitomo nor Sumitovant Bio will, and Sumitomo will cause each other Entity within the Sumitomo Group to not, without first obtaining Audit Committee Approval, solicit proxies with respect to any Voting Shares, or become a “participant” in any “election contest” (as such terms are used in Rule 14(a)-11 of Regulation 14A promulgated under the Exchange Act), in each case, relating to the election of Independent Directors; provided that, none of Sumitomo or any of its Subsidiaries will be deemed to be engaged in the solicitation of proxies or such a “participant” merely by reason of the membership of the Sumitomo Directors on the Board or a recommendation of the Board as to how holders of Voting Shares should vote, and nothing contained in this Agreement will limit, restrict or prohibit any Entity that is a member of the Sumitomo Group from voting all of the Voting Shares Beneficially Owned by them in favor of the election of any nominee to the Board that will constitute a Sumitomo Director if elected or appointed.

Section 4.6 Matters Requiring Audit Committee Approval. After the Effective Time and until a Standstill Termination Event, except for an Acquisition Transaction or Qualified Acquisition Transaction, which will be governed by Section 5, the Company will not, and will cause its Subsidiaries not to, take or commit to taking, any of the following actions without first obtaining Audit Committee Approval:

(a) except for any action, transaction or arrangement taken pursuant to the Sumitomo Loan Agreement, approve, agree to, enter into or engage in any of the following types of transactions between a member of the Sumitomo Group, on the one hand, and the Company and any of its Subsidiaries, on the other hand:

(i) any services to be provided by the Sumitomo Group to the Company which would require disclosure pursuant to Item 404(a) of Regulation S-K promulgated under the Exchange Act, including use by the Company or any of its Subsidiaries of the commercial infrastructure of Sumitomo and its Subsidiaries (excluding the Company and its Subsidiaries);

(ii) any extension by the Company or any of its Subsidiaries of a loan or advance of funds to a member of the Sumitomo Group, or any guarantee by the Company or any of its Subsidiaries or assumption by the Company or any of its Subsidiaries of any obligation or liability of a member of the Sumitomo Group;

(iii) any transaction pursuant to which a member of the Sumitomo Group will extend any loan or advance any funds to the Company or any of its Subsidiaries, or guarantee any obligations of the Company or any of its Subsidiaries; or

(iv) (x) any sale, lease, license or transfer of assets or properties held by the Company or any of its Subsidiaries to a member of the Sumitomo Group, or (y) the purchase, lease, license or acquisition of any assets or properties by the Company or any of its Subsidiaries from a member of the Sumitomo Group; provided that the foregoing (x) and (y) will not prevent the following: (A) payment for services by the Company or its Subsidiaries pursuant to Section 4.6(a)(i), (B) the payment of dividends or distributions in respect of the Company’s outstanding equity interests in which all holders of a class of equity interests receive a pro rata portion of such dividend or distribution based on the number of equity interests of such class that are held by such holder, (C) the Company’s repurchase or redemption of outstanding equity interests in which a class of equity interests are repurchased or redeemed on a pro rata basis based on the number of equity interests of such class that are then outstanding, (D) the repurchase of securities issued to or held by employees, consultants or contractors of the Company or its Subsidiaries at a price not greater than the then current fair market value for such securities upon the termination of employment or services and pursuant to agreements providing for the right of said repurchase, (E) the Company or its Subsidiaries entering into compensation arrangements with directors, officers, employees or independent contractors in the ordinary course of business and on terms consistent with other arrangements that do not involve members of the Sumitomo Group, (F) the issuance of securities upon the exchange or exercise of Convertible Securities in accordance with their terms, (G) the issuance of Direct Purchase Securities pursuant to Article VI and (H) a transaction that would not constitute a transaction with related persons under Item 404 of Regulation S-K under the Exchange Act; (any transaction referred to in the foregoing (x) and (y), but subject to the exceptions in the foregoing (A) through (H), a “Related Party Transaction”);

(b) amend any Organizational Document of the Company or the charter or similar governing documents of any committee of the Board that would have the effect of (i) removing the Independent Directors, (ii) causing the appointment of any individual who is not an Independent of Director to the Audit Committee or (iii) changing the right of the Audit Committee to approve a Related-Party Transaction set forth in Section 4.6(a);

(c) (i) amend or terminate the Sumitomo Loan Agreement or (ii) waive any right of the Company under the Sumitomo Loan Agreement, in each case of (i) and (ii), to the extent such amendment or waiver would have the effect of expanding or improving Sumitomo’s rights under the Sumitomo Loan Agreement; or

(d) (i) amend or terminate this Agreement (other than in accordance with its terms) or (ii) waive any rights of the Company under this Agreement, in each case of (i) and (ii), to the extent such amendment or waiver would have the effect of expanding the rights or materially reducing the obligations of Sumitomo and/or Sumitovant Bio under this Agreement.

ARTICLE V

ACQUISITION TRANSACTIONS

Section 5.1 Standstill Obligations with Respect to Acquisition Transactions. From the Effective Time and until a Standstill Termination Event and subject to the provisions of Section 5.2, no member of the Sumitomo Group will make a tender offer, exchange offer, merger proposal or other offer the effect of which if completed would be an Acquisition Transaction or otherwise engage in an Acquisition Transaction unless such Acquisition Transaction is effected (a) in accordance with Bye-Law 74.1(b)(ii) or (b) in compliance with the following: (a) A member of the Sumitomo Group may, at any time, propose, negotiate and consummate a Qualified Acquisition Transaction at the written request of a majority of the members of the Audit Committee then in office;

(b) Any member of the Sumitomo Group may, at any time, make a proposal for an Acquisition Transaction that is subject to Audit Committee Approval, to the Audit Committee on a confidential basis in a manner that would not reasonably be expected to require the Company to make a public announcement regarding the receipt of such proposal; provided, however, this Section 5.1 will not be deemed to prohibit a member of the Sumitomo Group from making any disclosure required by Law, and any such required disclosure will not be deemed to be a violation of this Section 5.1;

(c) After the third anniversary of the Effective Time, a member of the Sumitomo Group may publicly announce or disclose any proposal regarding a Qualified Acquisition Transaction if, prior to such public announcement or disclosure of such proposal (in each case excluding any disclosure required by Law), a member of the Sumitomo Group and/or its Representatives has engaged in at least 20 Business Days of confidential discussions with the Audit Committee regarding such Qualified Acquisition Transaction; provided, however, Sumitomo will be deemed to have complied with the confidential discussion requirement if 20 Business Days have passed since the member of the Sumitomo Group or its Representatives made a request for such discussion and (i) the Audit Committee has not responded to such request, (ii) the Audit Committee has declined to engage in discussions regarding the Acquisition Transaction, or (iii) the Audit Committee has ceased discussions regarding the Acquisition Transaction prior to the end of such 20-Business-Day period or (d) such announcement or disclosure has received Audit Committee Approval;

(d) From the Effective Time until (and including) the third anniversary of the Effective Time, any Acquisition Transaction must receive Audit Committee Approval; and

(e) The closing of any such Acquisition Transaction must be conditioned (which condition may not be waived) on a majority of the Voting Shares held by Disinterested Shareholders being voted in favor of such Acquisition Transaction.

Section 5.2 Exceptions to Standstill Limitations. No member of the Sumitomo Group will be deemed to have violated the obligations applicable to the Sumitomo Group under Section 5.1: (a) subject to Section 5.2(b), if any member or members of the Sumitomo Group engage in any transaction that results in the Sumitomo Group having Beneficial Ownership of Voting Shares in excess of the Standstill Limit (any such shares, “Excess Shares”), inadvertently and without knowledge that the transaction in which the Sumitomo Group acquired Beneficial Ownership of such Excess Shares would cause the Sumitomo Group to Beneficially Own Voting Shares constituting more than the Standstill Limit, so long as (i) Sumitovant Bio provides prompt written notice of the acquisition of such Excess Shares to the Company after becoming aware thereof, (ii) the Sumitomo Group complies with the voting requirements of Section 5.4 with respect to such Excess Shares, and (iii) the Sumitomo Group disposes of such Excess Shares pursuant to and in accordance with Section 5.3. For the avoidance of doubt, Excess Shares shall not include any shares acquired by the Sumitomo Group in accordance with Section 5.1; and

(b) to the extent that Excess Shares result solely from any increase in the aggregate percentage of Voting Shares Beneficially Owned by the Sumitomo Group that results from: (i) a recapitalization of the Company, a repurchase of securities by the Company or other actions taken by the Company or any of its Subsidiaries that have the effect of reducing the number of Voting Shares then outstanding; or (ii) the rights specified in any “poison pill” share purchase rights plan of the Company having separated from the Common Shares and a member of the Sumitomo Group having exercised such rights (such Excess Shares resulting from the circumstances described in this Section 5.2(c), the “Exempt Excess Shares”).

Section 5.3 Disposition of Excess Shares. In the event that Sumitovant Bio becomes aware that the members of the Sumitomo Group Beneficially Own Excess Shares (that are not Exempt Excess Shares), Sumitovant Bio will provide prompt written notice to the Company of the number of such Excess Shares (that are not Exempt Excess Shares). In the event that the Company becomes aware that members of the Sumitomo Group Beneficially Own Excess Shares (that are not Exempt Excess Shares), the Company will promptly provide written notice to Sumitovant Bio. Following delivery of notice by Sumitovant Bio to the Company or by the Company to Sumitovant Bio pursuant to the foregoing two sentences (the “Excess Share Ownership Notice”), Sumitovant Bio will, and will cause members of the Sumitomo Group to, as soon as reasonably practicable (but not in a manner that would require a member of the Sumitomo Group to (i) incur liability under Section 16(b) of the Exchange Act, (ii) transfer to a Person other than the Company during a period in which such member of the Sumitomo Group is in possession of material nonpublic information relating to the Company or (iii) violate any Antitrust Law or listing requirement of the NYSE) either:

(a) sell Excess Shares (other than Exempt Excess Shares) to the Company, provided that it receives from the Company, upon Audit Committee Approval, an irrevocable election to purchase such shares within 20 Business Days after the delivery of the Excess Share Ownership Notice (the “Excess Share Repurchase Notice”), at the Fair Market Value of the Common Shares on the day prior to the date of the Excess Share Ownership Notice; or

(b) if no such Excess Share Repurchase Notice is received from the Company, or such Excess Share Repurchase Notice does not apply to all of such Excess Shares, sell such shares (or such remaining shares) through open market sales, or privately negotiated sales to any Disinterested Shareholders, within 40 Business Days of the delivery of the Excess Share Ownership Notice;

in each case to cause the Voting Shares Beneficially Owned by the Sumitomo Group to no longer exceed the Standstill Limit (excluding, for purposes of determining both the number of Voting Shares Beneficially Owned by the Sumitomo Group and the number of Voting Shares outstanding, any Exempt Excess Shares).

Section 5.4 Voting of Excess Shares. If, as of the record date for determining the shareholders of the Company entitled to vote at any annual or special meeting of shareholders of the Company (however noticed or called), or the taking by the shareholders of the Company of an action by written consent, the Sumitomo Group holds any Excess Shares (that are not Exempt Excess Shares), then at each such meeting or in connection with such action by written consent, the Sumitomo Group will vote all such shares, or cause all such shares to be voted, in a manner that is in direct proportion to the manner in which Disinterested Shareholders vote (including, for this purpose, any abstentions and “withhold” votes) on each matter, resolution, action or proposal that is submitted to the shareholders of the Company. With respect to any meeting of shareholders of the Company (however noticed or called), the number of Excess Shares (that are not Exempt Excess Shares), if any, will be determined by the Company as promptly as practicable following the record date established for determining the shareholders of the Company entitled to vote at such meeting. From time to time before the scheduled date for any such meeting at the request of any member of the Sumitomo Group, the Company will inform the Sumitomo Group of the voting tabulations (including, for this purpose, all votes “for” or “against” and all “abstentions” and “withhold” votes) for such meeting (it being understood and agreed by the parties that the Company will request the proxy solicitation firm engaged by it, if any, in connection with such meeting to provide such tabulations directly to the Sumitomo Group from time to time as such tabulations are provided to the Company) for the purpose of facilitating the Sumitomo Group’s agreement to vote the Excess Shares (that are not Exempt Excess Shares) in accordance with the requirements of this Section 5.4.

Section 5.5 Waiver or Amendment Request. No member of the Sumitomo Group shall request that the Company amend or waive any provision of this Article V, including this Section 5.5; provided that nothing in this Agreement shall prevent the Sumitomo Group from making confidential requests to the Board to amend or waive any provision of this Article V, including this Section 5.5, that would not require the Company, or any member of the Sumitomo Group, to make any public disclosure with respect thereto.

ARTICLE VI

SUMITOMO GROUP’S RIGHT TO MAINTAIN OWNERSHIP PERCENTAGE

Section 6.1 General. Subject to Article V, the Sumitomo Group may directly or indirectly acquire, through open market purchases, privately negotiated purchases from Disinterested Shareholders or, subject to Section 4.6, purchases from the Company, securities of the Company that result in the Sumitomo Group Beneficially Owning securities of the Company that constitute no more than the Standstill Limit. The processes set forth in Sections 6.2 through 6.4 may be modified for a particular Financing Transaction, Business Acquisition Transaction or Company Other Issuance, as applicable, upon Audit Committee Approval and the written approval of a majority of the Sumitomo Directors, following which such modified processes for such Financing Transaction, Business Acquisition Transaction or Company Other Issuance, as applicable, as so agreed to shall govern in lieu of the provisions of Sections 6.2 through 6.4, as applicable.

Section 6.2 Financings of the Company.

(a) At all times that the Entities within the Sumitomo Group satisfy the Voting Threshold and until the occurrence of a Standstill Termination Event, if the Company proposes to issue New Securities primarily for cash consideration in a financing transaction (except in any transaction specifically described in Section 6.3) and the effect of consummating such transaction would result in a reduction in the percentage interest of the Total Outstanding Company Equity held by the Sumitomo Group (a “Financing Transaction”), Sumitovant Bio will have the right to purchase for cash up to a number of New Securities sold in such Financing Transaction that is equal to the Sumitomo Group Pro Rata Share, or any part thereof, at the same price per New Security at which such New Securities are sold in such Financing Transaction to the other investors (the “Purchase Price”), as further described in this Section 6.2.

(b) No less than 10 and no more than 15 Business Days prior to the issuance and sale of any New Securities in a Financing Transaction, the Company will notify Sumitovant Bio of the Company’s intention to make such issuance by written dated notice setting forth: (i) the proposed date of the closing of the Financing Transaction, (ii) the number, type and material terms of New Securities to be sold in the Financing Transaction, (iii) the calculation of the number of New Securities constituting the Sumitomo Group Pro Rata Portion of the New Securities to be sold in the Financing Transaction), (iv) the closing price or in the absence of a closing price, the closing bid price, of the Common Shares on the prior trading day on the principal securities exchange on which the Common Shares are then trading and (v) the capitalization of the Company on an actual and pro forma basis after giving effect to the issuance of New Securities (the “Company Financing Issuance Notice”).

(c) At least five Business Days prior to the proposed date of the closing of the Financing Transaction as set forth in the Company Financing Issuance Notice, Sumitovant Bio will notify the Company by written dated notice, stating (i) the number of New Securities to be purchased by Sumitovant Bio in the Financing Transaction, which will not exceed the Sumitomo Pro Rata Share of such New Securities (the “Direct Purchase Securities”) and/or (ii) whether or not Sumitovant Bio has made a determination to acquire Voting Shares or Convertible Securities in open market purchases, or privately negotiated purchases from Disinterested Shareholders, so as, together with any Direct Purchase Securities, to maintain the Sumitomo Group’s Beneficial Ownership percentage of the Total Current Voting Power immediately prior to such Financing Transaction within the applicable Grace Period relating to the Company Financing Issuance Notice (the “Sumitovant Bio Financing Participation Notice”). If Sumitovant Bio fails to deliver a Sumitovant Bio Financing Participation Notice at least five Business Days prior to the proposed date of the closing of the Financing Transaction as set forth in the Company Financing Issuance Notice, Sumitovant Bio will be deemed to have elected not to acquire any Direct

Purchase Securities or to maintain the Sumitomo Group’s Beneficial Ownership percentage of the Total Current Voting Power immediately prior to such Financing Transaction within the Grace Period relating to such Company Financing Issuance Notice; provided, however, that if the actual closing of such Financing Transaction does not occur within 10 Business Days following the proposed date of the closing set forth in, and on the terms and conditions in all material respects as set forth in, the Company Financing Issuance Notice, the Company will deliver a revised Company Financing Issuance Notice and Sumitovant Bio will have 10 Business Days following the date of receipt of the revised Company Financing Issuance Notice to provide a new Sumitovant Bio Financing Participation Notice, which revised Company Financing Issuance Notice and Sumitovant Bio Financing Participation Notice will supersede and replace any prior delivered Company Financing Issuance Notice and Sumitovant Bio Financing Participation Notice, respectively, and will otherwise be subject to the terms and processes set forth in this Section 6.2.

(d) If the Company issues and sells the New Securities in a Financing Transaction that was subject to a Company Financing Issuance Notice, then Sumitovant Bio will be obligated to purchase the number of Direct Purchase Securities, if any, that are subject to the Sumitovant Bio Financing Participation Notice delivered to the Company pursuant to Section 6.2(c), if any, for the Purchase Price; provided, however, that if a preliminary “red herring” prospectus is filed in connection with such Financing Transaction and (A) the closing sale prices of such New Security on the principal U.S. or foreign securities exchange on which such New Securities are listed or, if such securities are not listed or primarily traded on any such exchange, the closing bid quotations of such New Security on any quotation system then in use (all such closing sales prices or, in the absence of a closing sale price, closing bid quotations, will be appropriately adjusted to take into account the effect of any dividends, stock splits, recapitalization, spin-offs or similar transactions that affect such closing sale prices or bid quotations having a record date or effected since the date prior to which the Sumitovant Bio Financing Participation Notice was delivered), is more than 10% higher than (B) the closing price (or in the absence of a closing price, the closing bid quotations) of such New Security on the day prior to the delivery of a Sumitovant Bio Financing Participation Notice, Sumitovant Bio will not be obligated to purchase the Direct Purchase Securities. The closing of the Direct Purchase Securities, if any, will take place contemporaneously with such Financing Transaction, subject to the provisions of Section 6.2(f).

(e) If, pursuant to the terms of Section 6.2(d), Sumitovant Bio is no longer obligated to purchase Direct Purchase Securities that were subject to a validly delivered Sumitovant Bio Financing Participation Notice, Sumitovant Bio will have the right, within 15 Business Days after the closing of the Financing Transaction, to deliver to the Company an amended Sumitovant Bio Financing Participation Notice stating whether or not Sumitovant Bio has made a bona fide determination to acquire Voting Shares or Convertible Securities in open market purchases, or privately negotiated purchases from Disinterested Shareholders, so as, together with any New Securities subject to the previously delivered Sumitovant Bio Financing Participation Notice, to maintain the Sumitomo Group’s Beneficial Ownership percentage of the Total Current Voting Power immediately prior to such Financing Transaction within the applicable Grace Period relating to any then effective Sumitovant Bio Financing Participation Notice. If Sumitovant Bio fails to deliver an amended Sumitovant Bio Financing Participation Notice within such 15 Business Day Period, Sumitovant Bio will be deemed to have elected not to satisfy any portion of Sumitovant Bio’s right to maintain the Sumitomo Group’s Beneficial Ownership percentage of the Total Current Voting Power immediately prior to such Financing Transaction, other than with respect to Voting Shares or Convertible Securities, if any, that are subject to any then effective Sumitovant Bio Financing Participation Notice and that were not Direct Purchase Securities.

(f) The purchase and sale of New Securities pursuant to this Section 6.2 will be subject to, and will take place on the later of, the: (i) closing date specified in Section 6.2(d) or (ii) the third Business Day following the expiration or early termination of all waiting periods imposed on such purchase and sale by applicable Antitrust Laws, or at such other time and place as the Company and Sumitovant Bio may agree. The Company and Sumitovant Bio will use their commercially reasonable efforts to (i) comply with Antitrust Laws applicable to such purchase and sale of such New Securities and (ii) all federal and state laws and regulations and NYSE stock exchange listing requirements applicable to any purchase and sale of such New Securities.

(g) Notwithstanding anything to the contrary set forth in this Agreement, nothing in this Agreement will be deemed to require Sumitovant Bio or the Company or any Affiliate thereof to litigate with any governmental entity or agree to any divesture by itself or any of its Affiliates of shares of capital stock or of any business, assets or property, or the imposition of any limitation on the ability of any of them to conduct their business or to own or exercise control of such assets, properties and stock.

(h) Notwithstanding anything in this Section 6.2 to the contrary, if a purchase by Sumitovant Bio of New Securities that are the subject of a Financing Transaction is not able to be consummated at the same time as the purchase and sale to other purchasers of such New Securities as a result of a legal or regulatory delay, such as a delay related to compliance with the HSR Act or any similar required non-U.S. regulatory scheme or to compliance with applicable laws and regulations and requirements of NYSE or any other applicable stock exchange, the applicable Grace Period relating to such New Securities will be extended for the same period of time as such regulatory delay or until it is determined that the acquisition by the Sumitomo Group of such securities is no longer legally permitted or feasible, and the Company will be entitled to issue the portion of New Securities to be sold to third parties in advance of the issuance of New Securities to Sumitovant Bio.

Section 6.3 Acquisition Issuances.

(a) At all times that the Entities within the Sumitomo Group satisfy the Voting Threshold, no less than 15 Business Days after the issuance and sale of any New Securities in consideration for the acquisition of a business or assets of a business (a “Business Acquisition Transaction”), the Company will notify Sumitovant Bio of the Company’s issuance by written dated notice setting forth: (x) the number, type and material terms of New Securities issued in such Business Acquisition Transaction, (y) a description of the material elements of the consideration therefor and (z) the capitalization of the Company after giving effect to the issuance of such New Securities and the calculation of the number of shares that the Sumitomo Group would need to acquire to maintain the Sumitomo Group’s Beneficial Ownership percentage of the Total Current Voting Power immediately prior to such Business Acquisition Transaction (a “Company Acquisition Issuance Notice”).

(b) Within 15 Business Days after receipt by Sumitovant Bio of the Company Acquisition Issuance Notice, Sumitovant Bio will notify the Company by written dated notice stating whether or not Sumitovant Bio has made a bona fide determination to acquire Voting Shares or Convertible Securities in open market purchases, or privately negotiated purchases from Disinterested Shareholders to maintain the Sumitomo Group’s Beneficial Ownership percentage of the Total Current Voting Power immediately prior to such Business Acquisition Transaction within the applicable Grace Period relating to the Company Acquisition Issuance Notice (the “Sumitovant Bio Acquisition Participation Notice”). If Sumitovant Bio fails to deliver a Sumitovant Bio Acquisition Participation Notice within 15 Business Days after the receipt by Sumitovant Bio of the Company Acquisition Issuance Notice relating to such Business Acquisition Transaction, Sumitovant Bio will be deemed to have elected not to maintain the Sumitomo Group’s Beneficial Ownership percentage of the Total Current Voting Power immediately prior to such Business Acquisition Transaction within the applicable Grace Period relating to the Company Acquisition Issuance Notice.

Section 6.4 Other Issuances. At all times that the Entities within the Sumitomo Group satisfy the Voting Threshold and until the occurrence of a Standstill Termination Event, following any issuance of New Securities that are not the subject of a Company’s Financing Issuance Notice or a Company’s Acquisition Issuance Notice (a “Company Other Issuance”), the Company shall promptly (but shall not be required to do so more frequently than monthly) notify Sumitovant Bio of such issuance. Following receipt of such notification Sumitovant Bio may (i) subject to Article V, directly or indirectly acquire Common Shares through open market purchases (which may be pursuant to a trading plan under Rule 10b5-1 promulgated by the SEC under the Securities Act) or privately negotiated purchases from Disinterested Shareholders, or (ii) if Sumitovant Bio is prohibited by Law from acquiring such Common Shares through open market purchases, or is prevented by market conditions from acquiring all of such shares after reasonable efforts expended over a two week period, and in either such case provides a certification of an officer of Sumitovant Bio to the Company of such effect, then Sumitovant Bio may purchase Common Shares from the Company. The number Common Shares that Sumitovant Bio may purchase from the Company pursuant to (ii) above is limited to the number that, together with any Common Shares purchased pursuant to (i) above, results in the Sumitomo Group Beneficially Owning Common Shares of the Company that constitute a percentage of the Total Current Voting Power held by the Sumitomo Group immediately after such acquisition that does not exceed the percentage of the Total Current Voting Power held by the Sumitomo Group immediately prior to such Company Other Issuance. Any such purchases of Common Shares from the Company pursuant to (ii) above shall occur no more frequently than quarterly at mutually satisfactory times and be effected at a cash purchase price per Common Share equal to the greater of (A) Fair Market Value per Common Share and (B) such minimum purchase price per Common Share as may be required by NYSE rules or Law.

Section 6.5 Grace Periods under This Agreement. Notwithstanding anything in this Agreement to the contrary, all Voting Shares and Convertible Securities that are subject to a then outstanding Sumitovant Bio Maintenance Notice delivered within the applicable time period set forth in Section 6.2 or Section 6.3 and for which the Grace Period as to such Voting Shares or Convertible Securities has not yet expired will be deemed to have at all times been Voting Shares or Convertible Securities owned by the Sumitomo Group for all purposes of calculating the Sumitomo Pro Rata Share and whether the Voting Threshold is satisfied under this Agreement.

Section 6.6 Cooperation with Sumitovant Bio. The Company agrees not to take, and agrees to cause the Independent Directors to refrain from taking, any action that could impede or delay the exercise by Sumitovant Bio of any of its rights under this Article VI.

ARTICLE VII

REPRESENTATIONS AND WARRANTIES

Section 7.1 Representations and Warranties of the Company. The Company hereby represents and warrants to Sumitomo and Sumitovant Bio that:

(a) The Company is duly organized, validly existing and in good standing under the Laws of Bermuda. The Company has the requisite power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby have been duly authorized by all necessary action on the part of the Company. This Agreement has been duly and validly executed and delivered by the Company and assuming due execution and delivery by Sumitomo and Sumitovant Bio, this Agreement constitutes a valid and binding agreement of the Company enforceable against it in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and similar Laws relating to or affecting creditors generally and by general equity principles.

(b) The execution, delivery and performance by the Company of this Agreement and the consummation of the transactions contemplated hereby do not and will not (i) violate any Organizational Document of the Company or its Subsidiaries, (ii) violate any applicable Law in any material respect, (iii) require any consent or other action by any Person under, constitute a default under, or give rise to any right of termination, cancellation or acceleration or to a loss of any benefit to which the Company or its Subsidiaries are entitled under any provision of any agreement or other instrument binding on the Company or (iv) result in the imposition of any lien (other than pursuant to this Agreement) on any asset of the Company or any of its Subsidiaries (including the Common Shares).

Section 7.2 Representations and Warranties of Sumitomo and Sumitovant Bio. Each of Sumitomo and Sumitovant Bio hereby represents and warrants to the Company that:

(a) Such party is duly organized, validly existing and in good standing under the Law of its jurisdiction of organization or formation. Such party has the requisite power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution, delivery and performance by such party of this Agreement and the consummation by such party of the transactions contemplated hereby have been duly authorized by all necessary action on the part of such party. This Agreement has been duly and validly executed and delivered by such party and assuming due execution and delivery by the Company, this Agreement constitutes a valid and binding agreement of such party enforceable against it in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and similar Laws relating to or affecting creditors generally and by general equity principles.

(b) The execution, delivery and performance by such party of this Agreement and the consummation of the transactions contemplated hereby do not and will not (i) violate any Organizational Document of such party, (ii) violate any applicable Law in any material respect, (iii) require any consent or other action by any Person under, constitute a default under, or give rise to any right of termination, cancellation or acceleration or to a loss of any benefit to which such party or its Subsidiaries (excluding the Company and its Subsidiaries) are entitled under any provision of any agreement or other instrument binding on such party or (iv) result in the imposition of any lien (other than pursuant to this Agreement) on any asset of such party or any of its Subsidiaries (including the Common Shares).

ARTICLE VIII

MISCELLANEOUS

Section 8.1 Expenses. Except as otherwise specifically provided herein, each party hereto will bear its own costs and expenses incurred in connection with its performance under or compliance with the terms of this Agreement.

Section 8.2 Successors and Assigns. The rights under this Agreement are not assignable without the Company’s written consent (which will not be unreasonably withheld, delayed or conditioned), except that the rights under Article II and Article III of this Agreement may be assigned by a Holder to a transferee of Registrable Securities (x) that is an Affiliate of such Holder or (y) in connection with the transfer of all Registrable Securities held by such Holder to such transferee; provided that (i) such transfer or assignment may otherwise be effected in accordance with applicable securities laws, (ii) the Company is, within a reasonable time after such transfer, furnished with written notice of the name and address of such transferee and the Registrable Securities with respect to which such rights are being transferred; and (iii) such transferee agrees in a written instrument delivered to the Company to be bound by and subject to the terms and conditions of Article II and this Article VIII. The terms and conditions of this Agreement inure to the benefit of and are binding upon the respective successors and permitted assignees of the parties. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and permitted assignees any rights, remedies, obligations or liabilities under or by reason of this Agreement, except as expressly provided herein.

Section 8.3 Governing Law and Jurisdiction. This Agreement will be governed by and construed in accordance with the internal law of the State of New York in all respects as such laws are applied to agreements among New York residents entered into and performed entirely within the State of New York, without giving effect to conflict of law principles thereof. With respect to any controversy arising out of or related to this Agreement, the parties hereto consent to the exclusive jurisdiction of, and venue in, the state or federal courts located in the borough of Manhattan in the State of New York.

Section 8.4 Counterparts. This Agreement may be executed in two or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument. Counterparts may be delivered via facsimile, electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) or other transmission method and any counterpart so delivered will be deemed to have been duly and validly delivered and be valid and effective for all purposes.

Section 8.5 Titles and Subtitles. The titles and subtitles used in this Agreement are for convenience only and are not to be considered in construing or interpreting this Agreement.

Section 8.6 Notices. All notices, requests, demands, claims and other communications which are required or may be given under this Agreement will be in writing, in English, and shall be deemed to have been duly given: (a) on the date of delivery, if delivered in person (upon confirmation of receipt) prior to 5:00 p.m. in the time zone of the receiving Party or on the next Business Day, if delivered after 5:00 p.m. in the time zone of the receiving Party, (b) on the third Business Day following the date of dispatch, if delivered by an internationally recognized courier service (upon proof of delivery) or (c) upon receipt if delivered by certified or registered mail, return receipt requested; and in each case with a copy sent by email; provided, however, that the Company may deliver the information required by Section 3.1 and Section 3.2 to Sumitovant Bio solely by email, in which case such information shall be deemed to be delivered when confirmed delivered by the email system. In each case, notice will be addressed to a Party as specified in this Section 8.6:

If to the Company, to:

Myovant Sciences Ltd.

Suite 1, 3rd Floor

11-12 St. James’s Square

London SW1Y 4LB

United Kingdom

Attention: Corporate Secretary

Email: matthew.lang@myovant.com

With copies (which will not constitute notice to the Company) to:

Myovant Sciences, Inc.

2000 Sierra Point Parkway, Ninth Floor

Brisbane, CA 94005

Attention: Corporate Secretary

Email: matthew.lang@myovant.com

And

Cooley LLP

101 California Street, Fifth Floor

San Francisco, CA 94111

Attention: Kenneth L. Guernsey

Email: kguernsey@cooley.com

If to Sumitomo or Sumitovant Bio, to:

Sumitomo Dainippon Pharma Co., Ltd.

6-8, Doshomachi 2-Chome, Chuo-ku

Osaka 541-0045 Japan

Attention: Shigeyuki Nishinaka

        Executive Officer, Global Business Development

Email: shigeyuki-nishinaka@ds-pharma.co.jp

With copies (which will not constitute notice to the Company) to:

Jones Day

3161 Michelson Drive

Irvine, CA 92612-4412

Attention: Jonn R. Beeson, Esq.

Email: jbeeson@jonesday.com

Section 8.7 Amendments and Waivers. Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance, and either retroactively or prospectively) only with the written consent of the Company and Sumitomo; provided, however, that the Company may in its sole discretion waive compliance with Section 2.11(d) (and the Company’s failure to object in writing within five (5) Business Days after notification of a proposed assignment allegedly in violation of Section 2.11(d) will be deemed to be a waiver); and provided further that any provision hereof may be waived by any waiving party on such party’s own behalf, without the consent of any other party. Notwithstanding the foregoing, this Agreement may not be amended or terminated and the observance of any term hereof may not be waived (a) with respect to any Holder without the written consent of such Holder, and (b) with respect to the Company unless such amendment or waiver has received Audit Committee Approval. Any amendment, termination, or waiver effected in accordance with this Section 8.7 will be binding on all parties hereto, regardless of whether any such party has consented thereto. No waivers of or exceptions to any term, condition, or provision of this Agreement, in any one or more instances, will be deemed to be or construed as a further or continuing waiver of any such term, condition, or provision.

Section 8.8 Severability. In case any one or more of the provisions contained in this Agreement is for any reason held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality, or unenforceability will not affect any other provision of this Agreement, and such invalid, illegal, or unenforceable provision will be reformed and construed so that it will be valid, legal, and enforceable to the maximum extent permitted by law.

Section 8.9 Aggregation of Securities. All Registrable Securities held or acquired by Affiliates will be aggregated together for the purpose of determining the availability of any rights under this Agreement and such Affiliated Persons may apportion such rights as among themselves in any manner they deem appropriate.

Section 8.10 Entire Agreement. This Agreement (including any Schedules and Exhibits hereto) constitutes the full and entire understanding and agreement among the parties with respect to the subject matter hereof, and any other written or oral agreement relating to the subject matter hereof existing between the parties is expressly canceled.

Section 8.11 WAIVER OF JURY TRIAL. EACH PARTY HEREBY WAIVES ITS RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT, THE SECURITIES OR THE SUBJECT MATTER HEREOF OR THEREOF. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS TRANSACTION, INCLUDING CONTRACT CLAIMS, TORT CLAIMS (INCLUDING NEGLIGENCE), BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS. THIS SECTION HAS BEEN FULLY DISCUSSED BY EACH OF THE PARTIES HERETO AND THESE PROVISIONS WILL NOT BE SUBJECT TO ANY EXCEPTIONS. EACH PARTY HERETO HEREBY FURTHER WARRANTS AND REPRESENTS THAT SUCH PARTY HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL, AND THAT SUCH PARTY KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL.

Section 8.12 Delays or Omissions. No delay or omission to exercise any right, power, or remedy accruing to any party under this Agreement, upon any breach or default of any other party under this Agreement, will impair any such right, power, or remedy of such nonbreaching or nondefaulting party, nor will it be construed to be a waiver of or acquiescence to any such breach or default, or to any similar breach or default thereafter occurring, nor will any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. All remedies, whether under this Agreement or by law or otherwise afforded to any party, will be cumulative and not alternative.

Section 8.13 Specific Performance. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, and that money damages or other legal remedies would not be an adequate remedy for any such damages. It is accordingly agreed among the parties hereto that, in addition to any other remedy to which they are entitled at law or in equity, in the event of any breach or threatened breach by the Company, on the one hand, or Sumitomo or Sumitovant Bio, on the other hand, of any of their respective covenants or obligations set forth in this Agreement, the Company, on the one hand, and Sumitomo or Sumitovant Bio, on the other hand, will be entitled to an injunction or injunctions to prevent or restrain breaches or threatened breaches of this Agreement or to enforce compliance with, the covenants and obligations of the other under this Agreement. The Company, on the one hand, and Sumitomo or Sumitovant Bio, on the other hand, hereby agree not to raise any objections to the availability of the equitable remedy of specific performance to prevent or restrain breaches or threatened breaches of this Agreement by such party (or parties), and to specifically enforce the terms and provisions of this Agreement to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of such party (or parties) under this Agreement. The parties hereto further agree that (x) by seeking the remedies provided for in this Section 8.13, a party will not in any respect waive its right to seek any other form of relief that may be available to a party under this Agreement (including monetary damages), and (y) nothing set forth in this Section 8.13 will require any party hereto to institute any proceeding for (or limit any party’s right to institute any proceeding for) specific performance under this Section 8.13, nor will the commencement of any legal proceeding pursuant to this Section 8.13 or anything set forth in this Section 8.13 restrict or limit any party’s right to pursue any other remedies for damages resulting from a breach of this Agreement.

Section 8.14 Further Assurances. The parties hereto will do and perform or cause to be done and performed all such further acts and things and will execute and deliver all such other agreements, certificates, instruments or documents as any other party may reasonably request from time to time in order to carry out the intent and purposes of this Agreement and the consummation of the transactions contemplated hereby. Neither the Company, Sumitovant Bio nor Sumitomo will voluntarily undertake any course of action inconsistent with satisfaction of the requirements applicable to them set forth in this Agreement and each will promptly do all such acts and take all such measures as may be appropriate to enable them to perform as early as practicable the obligations herein and therein required to be performed by them.

[Signatures Follow]

IN WITNESS WHEREOF, the parties have executed this Investor Rights Agreement as of the date first set forth above.

COMPANY:

MYOVANT SCIENCES LTD.

By:	/s/ Marianne Romeo
	Name:	Marianne Romeo
	Title:	Head, Global Transactions and Risk Management

[Signature page to Myovant Investor Rights Agreement]

IN WITNESS WHEREOF, the parties have executed this Investor Rights Agreement as of the date first set forth above.

SUMITOVANT BIOPHARMA LTD.

By:	/s/ Marianne Romeo
Name: Marianne Romeo
Title: Head, Global Transactions and Risk Management

SUMITOMO DAINIPPON PHARMA CO., LTD.

By:	/s/ Hiroyuki Baba
Name: Hiroyuki Baba
Title: Senior Executive Officer

[Signature page to Myovant Investor Rights Agreement]